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                                                                      EXHIBIT 5
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March 2, 1994



Madison Gas and Electric Company
133 South Blair Street
Post Office Box 1231
Madison, Wisconsin  53701-1231

Re:  Debt Securities

Ladies and Gentlemen:

     We refer to the Registration Statement on Form S-3 (the "Registration Statement") being filed by Madison Gas and Electric Company (the "Company") under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to the Registration Statement, the Company is registering an additional $40,000,000 aggregate principal amount of its Debt Securities (the "Debt Securities") for issuance and sale from time to time pursuant to Rule 415 under the Securities Act. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

     We are familiar with the proceedings to date with respect to the proposed issuance and sale of the Debt Securities and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion.

     Based on the foregoing, we are of the opinion that:

     1. The Company is duly incorporated and validly existing under the laws of the State of Wisconsin.

     2.   The Debt Securities will be legally issued when:

          (i) The Registration Statement shall have become effective under the Securities Act;

          (ii) The Public Service Commission of Wisconsin (the "PSCW") shall have issued an appropriate Certificate of Authority authorizing the issuance and sale of the Debt Securities
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Madison Gas and Electric Company
March 2, 1994
Page 2



                 pursuant to the Company's Application filed with the PSCW;

          (iii) The Debt Securities shall have been issued and sold in accordance with authorizations of or authority delegated by the Board of Directors of the Company and with an appropriate Certificate of Authority of the PSCW in response to the above-mentioned Application, and as contemplated by the Registration Statement;

          (iv) All statutory fees and taxes imposed upon or by reason of the issuance of the Debt Securities shall have been paid;

          (v) Your Board of Directors shall have authorized the issuance, execution and delivery of each applicable Supplemental Indenture;

          (vi) The Mortgage and the Note Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended;

          (vii) The Mortgage and the Note Indenture shall have been executed and acknowledged; and

          (viii) The Debt Securities shall have been duly executed, authenticated and delivered to the purchasers thereof against payment of the agreed consideration therefor.

     We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion with respect to, the application of the securities or blue sky laws of the various states to the issuance or sale of the Debt Securities.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that
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Madison Gas and Electric Company
March 2, 1994
Page 3


we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related Rules promulgated by the Securities and Exchange Commission.

                    Very truly yours,



                    /s/ MICHAEL, BEST & FRIEDRICH